Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

AMERICAN COLLEGE OF

GASTROENTEROLOGY XIFAXAN® UPDATE

XIFAXAN® Studied in Six Investigator-Initiated Trials

RALEIGH, NC, October 31, 2005 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that results of six investigator-initiated trials of XIFAXAN® (rifaximin) will be presented at the American College of Gastroenterology 2005 Annual Scientific Meeting. Study investigators will present their findings during the ACG meeting which is being held October 28 – November 2 in Honolulu, HI.

“The presentations this week at ACG are an indication of researchers’ and clinicians’ interest in and the potential of XIFAXAN, a nonsystemic, gastrointestinal-selective, oral antibiotic to potentially address the bacterial component of a wide variety of gastrointestinal medical needs – including irritable bowel syndrome, hepatic encephalopathy and inflammatory bowel disease,” stated Bill Forbes, Pharm. D., Vice President, Research and Development, and Chief Development Officer, Salix. “The findings of these exploratory trials add to our expanding body of knowledge that we are utilizing to prioritize and design programs to develop XIFAXAN as a therapeutic option in a number of GI diseases. We intend to initiate trials in a number of these areas in the coming months.”

Irritable Bowel Syndrome

Dr. Mark Pimentel, Cedars-Sinai Medical Center, Los Angeles, CA, et al. investigated the efficacy of XIFAXAN in improving the global symptoms of subjects with irritable bowel syndrome (IBS) meeting the Rome I criteria. Eighty-seven subjects received either XIFAXAN 1200 mg daily (400 mg TID) or placebo for 10 days in this randomized, double-blind, two-center study. Subjects completed a symptom questionnaire and a lactulose breath test (LBT) for seven days prior to and seven days following therapy. The study enrolled a broad spectrum of IBS subjects, enrolling subjects regardless of either their baseline LBT (LBT positive and negative) or their chief IBS complaint (diarrhea, constipation and alternators). The intention-to-treat analysis revealed a statistically significant improvement in subjects receiving XIFAXAN versus placebo-treated subjects (38% vs. 23% in global improvement; p<0.05). Thirty-seven percent of XIFAXAN-treated subjects demonstrated a greater than 50% global improvement, compared to 16% of placebo recipients (p<0.05). In subgroup analyses, subjects enrolled with diarrhea demonstrated a global improvement of 49% with XIFAXAN vs. 23% of placebo recipients (p<0.05). Bloating was improved in subjects that received XIFAXAN. Numerical, but not statistical, differences were seen between the two treatment groups in subjects presenting with constipation, although the numbers were too small to make any inference about efficacy in this subgroup from this trial. Results of the methane breath test demonstrated that methane was almost exclusively associated with constipation and that the degree of methane production correlated significantly with constipation severity, stool frequency and Bristol stool score. Dr. Pimentel’s study has been selected for oral presentation on Tuesday, November 1.

Hepatic Encephalopathy

Dr. Carroll Leevy, Associate Professor of Medicine and Associate Director for Clinical Affairs, The New Jersey Medical School Liver Center and Sammy Davis, Jr. National Liver Institute, Newark, NJ, et al. compared the number and duration of hospitalizations associated with hepatic encephalopathy (HE) in patients treated with lactulose and XIFAXAN. The study involved a retrospective chart review of 145 patients diagnosed with hepatic encephalopathy who received lactulose 60 cc daily (30 cc BID) for a period of greater than six months and then received XIFAXAN 1200 mg daily (400 mg TID) for a period of greater than six months. The primary endpoint of the study was the number of hospitalizations during the patient’s last six months on lactulose and the first six months on XIFAXAN. Secondary endpoints were length of hospitalization, HE grade, presence of asterixis, medication compliance and severity of side effects. The mean number of hospitalizations was significantly reduced in patients during their treatment with XIFAXAN vs. their time on lactulose therapy (mean hospitalizations 0.5 XIFAXAN vs. 1.6 lactulose; p<0.001). On average, patients hospitalized while taking

XIFAXAN spent 3.14 days in the hospital, compared to 12.52 days for patients hospitalized while taking lactulose (p<0.001). When comparing HE grade, asterixis, medication compliance, diarrhea, flatulence and abdominal pain, patients demonstrated a significant improvement on XIFAXAN compared to their experience on lactulose (p<0.001). Due to the reduction in occurrence and duration of hospitalizations, the average cost savings per XIFAXAN patient was $41,719 compared to cost per lactulose patient, based upon Healthcare Cost Utilization Project 2003 data inflation-adjusted for a 2005 dollar value. Dr. Leevy’s study has been selected for oral presentation on Tuesday, November 1. This work also was one of five abstracts selected by the American College of Gastroenterology to receive the Governor’s Award for Excellence in Clinical Research.

Mild to Moderately Active Crohn’s Disease

Dr. Leonard Baidoo, Graduate Hospital, Philadelphia, PA, et al. investigated the efficacy, tolerability and safety profile of XIFAXAN 800 mg daily (400 mg BID) in an open label study of 16 patients with mild to moderately active Crohn’s disease. Eight patients (50%) had ileocolonic, four (25%) ileal, and four (25%) colonic Crohn’s disease. Seventy-five percent of patients responded to treatment with XIFAXAN, of these responders 67% reported complete remission and 33% reported a greater than 50% response. Mean time to onset of response was 10 days and mean time to complete remission was 21 days. All patients who responded reported a decrease in frequency of bowel movements and decreased abdominal pain or bloating. The four patients who did not respond had either ileal (n=1) or ileocolonic (n=3) Crohn’s disease. No significant adverse events were noted.

Crohn’s Disease

Dr. Wojciech Blonski, University of Pennsylvania School of Medicine, Philadelphia, PA, et al. reported a clinical vignette in which a patient with known colonic Crohn’s disease for 15 years and a history of three Crohn’s disease flares that had been treated with corticosteroids was treated with XIFAXAN 800 mg daily (400 mg BID) for two weeks. The patient presented with a flare characterized by 4-5 bowel movements per day, hematochezia, tenesmus, abdominal cramping, fever and arthropathy. The patient did not respond to mesalamine therapy. Prednisone therapy resulted in symptom resolution, but also resulted in the development of moon face, acne, anxiety and depression. Subsequent initiation of XIFAXAN therapy resulted in discontinuance of steroids and resolution of symptoms.

Inflammatory Bowel Disease

Dr. Daniel Feldman, Division of Gastroenterology, Maimonides Medical Center, Mount Sinai School of Medicine, Brooklyn, NY, et al. conducted a study to assess the efficacy and tolerability of XIFAXAN 800 mg daily (400 mg BID) as a steroid-sparing medication in 27 inflammatory bowel disease (IBD) patients , 11 with Crohn’s Disease and 16 with ulcerative colitis. Response was defined as indication of remission without the addition of other medications. All patients had mild to moderate disease and were currently being treated with high dose mesalamine, mean dose of approximately 4.4 gm. Fourteen patients were treated with prednisone 40-60 gm orally daily and 13 patients were treated with XIFAXAN 400 mg BID. Improvement with prednisone resulted in prednisone being tapered after two weeks of therapy. Improvement with XIFAXAN resulted in XIFAXAN being tapered after two months of therapy. 13 of 14 predinsone patients responded to therapy. The nonresponder was subsequently treated with infliximab and experienced a complete response. Eleven of 13 XIFAXAN patients responded to therapy. Both nonresponders required the addition of corticosteroids and one was hospitalized.

H. Pylori Gastritis

Dr. Raouf Hilal, Center for Advanced Gastroenterology, Maitland, FL, et al. investigated the efficacy and tolerability of XIFAXAN, doxycycline and lansoprazole in the treatment of H. pylori gastritis in an open-label pilot study of 25 patients. Patients with biopsy-confirmed H. pylori gastritis were treated daily with a drug combination consisting of 1200 mg XIFAXAN (400 mg TID), lansoprazole 60 mg (30 mg BID) and doxycycline 200 mg (100 mg BID) for 14 days. Patients completing the treatment regimen received a Urea Breath Test (UBT) at four weeks post treatment to document eradication. Rifaximin/lansoprazole/doxycycline as first-line therapy successfully eradicated H. pylori gastritis in seven (30.4%) of the 23 patients who completed the four-week study. Side effects of treatment were minimal.

XIFAXAN® (rifaximin) tablets 200 mg is indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

Salix trades on the NASDAQ National Market under the ticker symbol “SLXP”.

For more information on Salix please call 919-862-1000 or visit www.salix.com. Information on the web site is not incorporated in Salix’s SEC filings.

XIFAXAN® is licensed from Alfa Wassermann SpA.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of acquisitions, management of integration of the two companies and rapid growth, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.